Exhibit 99.1

July 26, 2006

Wintegra Announces Second Quarter 2006 Results

Quarterly revenues increased to $8.4 million, up 17% sequentially and 79% year over year.

Austin, Texas, USA, 26 July 2006 - Wintegra, a leading provider of access processing semiconductors, today announced its financial results for the second quarter ended June 30, 2006.

Financial Details

Revenues for the second quarter ended June 30, 2006 were a record $8.4 million compared to $7.2 million for the quarter ended March 31, 2006 and $4.7 million for the quarter ended June 30, 2005. Second quarter’s revenues grew 17% sequentially and increased by 79% compared to the second quarter of 2005.

Net income for the second quarter ended June 30, 2006 was $2.0 million compared to $0.8 million for the quarter ended March 31, 2006 and net loss of $0.3 million for the quarter ended June 30, 2005. Second quarter’s net income grew 157% sequentially, which represents 23% of revenues compared to 11% of first quarter of 2006.

Prior quarterly net income was reduced due to the inclusion of a one time non cash financial expense.

“Wintegra is pleased with our record second quarter 2006 performance and continued profitability,” said Kobi Ben-Zvi, CEO and Founder of Wintegra.   “This marks 12 quarters of consecutive growth for Wintegra.  We continued to see increased demand for our products in this quarter.”

About Wintegra, Inc.

Wintegra is a leading provider of access processing semiconductors enabling the delivery of new services for the evolving communications network infrastructure.  Its access processors and networking software provide the essential intelligence and upgradeability for infrastructure equipment to support the emerging networks based on the convergence of voice, video, data and wireless services.  Wintegra-based solutions are available for a wide range of communication platforms such as wireless infrastructure, digital subscriber line, or DSL, Multi-service Access, voice over Internet Protocol, or VoIP, and access routers and are used by many of the leading telecom and networking equipment manufacturers worldwide.  More information is available at www.wintegra.com.

Wintegra Media Contact:

Jessica Brown
512.345.3808, ext. 110
jessica.brown@wintegra.com

Wintegra Company Contact:

Cam Witt
512.345.3808, ext. 123
cam.witt@wintegra.com